Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

CVR Partners, LP
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Units representing limited partner interests	Rule 456(b) and Rule 457(r)	3,892,000 (2)	N/A	$416,444,000	0.0000927	$38,664.36 (3)	―	―	―	―
Fees to Be Paid	Equity	Common Units representing limited partner interests	Rule 456(b) and Rule 457(r)	―	―	―	―	―	―	―	―	―
Fees to Be Paid	Equity	Preferred Units	Rule 456(b) and Rule 457(r)	―	―	―	―	―	―	―	―	―
Fees to Be Paid	Other	Rights	Rule 456(b) and Rule 457(r)	―	―	―	―	―	―	―	―	―
Fees to Be Paid	Other	Warrants	Rule 456(b) and Rule 457(r)	―	―	―	―	―	―	―	―	―
Fees to Be Paid	Equity	Partnership Securities	Rule 456(b) and Rule 457(r)	―	―	―	―	―	―	―	―	―
Fees to Be Paid	Debt	Debt Securities(4)	Rule 456(b) and Rule 457(r)	―	―	―	―	―	―	―	―	―
Fees to Be Paid	Debt	Guarantees of Debt Securities (5)	Rule 456(b) and Rule 457(r)	―	―	―	―	―	―	―	―	―
Total	―	―	―	―	―	$250,000,000	0.0000927	$23,175.00	―	―	―	―
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts							$666,444,000
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							$61,779.36

(1)
Any securities registered hereunder may be sold separately, together or in units with other securities registered hereunder. Separate consideration may or may not be received for any securities issued upon the conversion, redemption, exchange, exercise or settlement of any securities registered hereunder.

(2)
This registration statement registers 3,892,000 common units for resale by the selling unitholder named herein. In the event of a unit split, unit distribution or similar transactions involving the common units, the number of common units registered shall automatically be adjusted to cover the additional common units issuable pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(3)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act. The price per unit and aggregate offering price are based on the average of the high and low price of CVR Partners, LP’s common units on July 29, 2022, as reported on the New York Stock Exchange.

(4)
If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such amount as shall result in an aggregate initial offering price not to exceed $250,000,000, less the dollar amount of any registered securities previously issued hereunder.

(5)
Pursuant to Rule 457(n) under the Securities Act, no additional filing fee is payable in respect of the guarantees registered hereunder. The guarantees will not trade separately from the debt securities of which they are guarantees.